Filed Pursuant to Rule 433

Registration No. 333-228364-06

$1,197.1mm Drive Auto Receivables Trust (DRIVE) 2019-4

Joint Leads: SocGen (str), Citi, DB

Co-Managers: BMO, MUFG, Sant

CLS	AMT($MM)	WAL	MDY/S&P	L.FIN	BENCH	YIELD%	CPN	PRICE
=====================================================================================================================================
A1	180.800	0.14	P-1/A-1+	09/15/20	IntL +8	2.19470	2.19470	100.00000
A2A	276.000	0.58	Aaa/AAA	06/15/22	EDSF +35	2.336	2.32	99.99729
A2B	75.000	0.58	Aaa/AAA	06/15/22	1mL +35			100.00000
A3	150.250	1.32	Aaa/AAA	05/15/23	EDSF +46	2.172	2.16	99.99710
B	140.400	1.85	Aa1/AA	01/16/24	EDSF +65	2.248	2.23	99.98638
C	198.780	2.55	A1/A	11/17/25	IntS +100	2.529	2.51	99.98575
D	175.870	3.45	Baa3/BBB	02/16/27	IntS +125	2.716	2.70	99.99753
=====================================================================================================================================

Transaction Details:

Exp. Pricing:	PRICED	Registration:	SEC Registered
Exp. Settle:	09/18/19	Pricing Speeds:	1.75% ABS, 10% Call
First Pay:	10/15/19	ERISA Eligible:	Yes
Exp. Ratings:	Moody’s, S&P	Min Denoms:	$1k x $1k
BBG Ticker:	DRIVE 2019-4	B&D:	SocGen

Transaction Materials:

* Prelim Prospectus, Rating FWP, IntexNet CDI (Attached)

* Intex Deal Name: socdrive1904 Password: A242

* www.dealroadshow.com Password: DRIVE194

CLASS	CUSIP	ISIN
A1	26209AAA9	US26209AAA97
A2A	26209AAB7	US26209AAB70
A2B	26209AAC5	US26209AAC53
A3	26209AAD3	US26209AAD37
B	26209AAE1	US26209AAE10
C	26209AAF8	US26209AAF84
D	26209AAG6	US26209AAG67

===================================================================================================================================

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-855-881-2108.